Exhibit 10.23
SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 28, 2008, is entered into by and between WELLS FARGO FOOTHILL, INC., a California corporation, as arranger and administrative agent (in such capacity, “Agent”) for the Lenders (as defined below), YOUBET.COM, INC., a Delaware corporation (“Parent”), and UNITED TOTE COMPANY, a Montana corporation (“United Tote”, and together with Parent, each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”).
RECITALS
A. Borrowers, the lenders signatory thereto (the “Lenders”) and Agent have previously entered into that certain Credit Agreement dated as of July 27, 2006 (as the same has been or may be modified, supplemented, restated or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers. In connection with the Credit Agreement, Borrowers, the Lenders and Agent entered into that certain Waiver of Default and Side Letter Agreement dated October 30, 2007 (the “Waiver”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.
B. Borrowers have requested that Agent and the Lenders further amend the Credit Agreement and the Waiver, all of which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.
D. Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or the Waiver are being waived or modified by the terms of this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Amendments to Credit Agreement.
(a) The definition of “Base Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“ ’Base Rate Margin’ means one and one-half percent (1.50%) per annum at all times.”

(b) The definition of “EBITDA” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“ ‘EBITDA’ means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss) (as adjusted for non-cash stock option expenses), minus extraordinary gains and interest income, plus (without duplication) (i) interest expense, (ii) income taxes, (iii) depreciation and amortization for such period, (iv) non-cash write downs of long-lived assets including without limitation, intangible assets and goodwill, and (v) if such fiscal period includes the fiscal quarter ended December 31, 2007, an aggregate amount of $6,028,000 on account of certain expenses incurred during that fiscal quarter and previously approved by Agent; in each case, determined on a consolidated basis in accordance with GAAP.”
(c) With respect to Section 2.2 of the Credit Agreement, and in addition to the equal monthly principal installments required therein, Borrowers shall make principal payments on the Term Loan in the respective amounts of $1,000,000 on the date of this Amendment, $1,000,000 on July 1, 2008, $1,000,000 ON September 1, 2008 and $500,000 on December 1, 2008 (which principal payments will be applied to the foregoing equal monthly principal installments in the inverse order of their maturity).
(d) With respect to Section 2.13 of the Loan Agreement, no Borrower may exercise any further LIBOR option.
(e) The first sentence of Section 3.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“This Agreement shall continue in full force and effect for a term ending on January 31, 2009 (the ‘Maturity Date‘).”
(f) In addition to the reports required in Section 5.2 of the Credit Agreement as set forth in Schedule 5.2 thereto, Borrowers shall, on a weekly basis, provide Agent with reports of Borrowers’ and their Subsidiaries’ cash and Cash Equivalents in form satisfactory to Agent.
(g) Section 6.16(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$9,000,000	For the 12 month period ending December 31, 2007
$9,000,000	For the 12 month period ending March 31, 2008
$11,000,000	For the 12 month period ending June 30, 2008
$12,000,000	For the 12 month period ending September 30, 2008
$13,000,000	For the 12 month period ending December 31, 2008”

(h) Borrowers will not be required to comply with the requirement in Section 6.16(b) of the Credit Agreement of achieving Free Cash Flow of at least $1,000,000 for the fiscal year ended December 31, 2007 (it being understood and agreed that such requirement will apply to each subsequent fiscal year).
(i) Section 6.16(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(c) Leverage Ratio. Have a Leverage Ratio, measured on a fiscal quarter-end basis, of more than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date

1.50:1.0	December 31, 2007
1.50:1.0	March 31, 2008
1.10:1.0	June 30, 2008
1.00:1.0	September 30, 2008
1.00:1.0	December 31, 2008”
2. Amendment to Waiver. Paragraph (5) of the Waiver (requiring Borrowers to maintain certain Excess Availability and Qualified Cash) is hereby deleted in its entirety.
3. Amendment Fee. Borrowers shall pay Agent an amendment fee equal to $50,000 which will be due and payable by Borrowers, and fully earned by Agent, on the date of this Amendment.
4. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:
(a) Amendment; Acknowledgement. Agent shall have received this Amendment fully executed by all parties hereto.
(b) Representations and Warranties. The representations and warranties set forth herein shall be true and correct.

5. Release; Covenant Not to Sue.
(a) Each Borrower hereby absolutely and unconditionally releases and forever discharges Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of each Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Each Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(b) Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, such Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.
6. Representations and Warranties. Each Borrower represents and warrants as follows:
(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, and is in full force and effect.
(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct in all material respects on and as of the date hereof as though made on and as of the date hereof.
(d) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.
7. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California.
8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
9. Reference to and Effect on the Loan Documents.
(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
(b) Except as specifically amended in Sections 1 and 2 of this Amendment, the Credit Agreement, the Waiver and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.
(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
10. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Waiver, as amended hereby, and the other Loan Documents effective as of the date hereof.

11. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.
12. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
14. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.
IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

YOUBET.COM, INC., a Delaware corporation
By:	/s/ James Burk
	Name:	James Burk
	Title:	CFO

UNITED TOTE COMPANY, a Montana corporation
By:	/s/ Gary Sproule
	Name:	Gary Sproule
	Title:	CEO

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as Lender
By:	/s/ Michael Ganann
	Name:	Michael Ganann
	Title:	Vice President

ACKNOWLEDGEMENT BY GUARANTORS
Dated as of March 28, 2008
Each of the undersigned, being a Guarantor (each a “Guarantor” and collectively, the “Guarantors”) under that certain General Continuing Guaranty, dated as of July 27, 2006, and made in favor of Agent for the benefit of the Lenders (“Guaranty”), hereby acknowledges and agrees to the foregoing Second Amendment to Credit Agreement and Waiver (the “Amendment”) and confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in such Guaranty to the Credit Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended or modified by the Amendment. Although Agent has informed each Guarantor of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees neither Agent nor any Lender has any duty under the Credit Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.
Each Guarantor hereby absolutely and unconditionally releases and forever discharges each Released Party, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of each Guarantor in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each Guarantor acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Guarantor pursuant to the above release. If any Guarantor or any of its successors, assigns or other legal representations violates the foregoing covenant, such Guarantor, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

IRG US HOLDINGS CORP., a Delaware corporation
By:	/s/ Gary Sproule
	Name:	Gary Sproule
	Title:	CFO

IRG SERVICES, INC., a Nevada corporation
By:	/s/ Gary Sproule
	Name:	Gary Sproule
	Title:	Vice President

UT GAMING, INC., a Delaware corporation
By:	/s/ Gary Sproule
	Name:	Gary Sproule
	Title:	CEO